As filed with the Securities and Exchange Commission on November 5, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREENFIRE RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number (if applicable))

1900 – 205 5th Avenue SW

Calgary, Alberta

Canada T2P 2V7

(403) 264-9046

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204
Newark, Delaware 19711

(302) 738-6680
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Charles R. Kraus Scale LLP 169 Madison Ave, STE 38072 New York, NY 10016 (415) 735-5933	Travis Belak Greenfire Resources Ltd. 1900 – 205 5th Avenue SW Calgary, Alberta Canada T2P 2V7 (403) 264-9046	Olga Kary Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500 Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

Alberta, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This Notice shall not constitute an offer to sell or the solicitation of an offer to buy, in any jurisdiction (an “Ineligible Jurisdiction”) other than the Eligible Jurisdictions nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Rights and Common Shares issuable on exercise of the Rights are not being distributed or offered to Shareholders in any Ineligible Jurisdiction and, except under the circumstances described herein and in the Circular, Rights may not be exercised by or on behalf of a holder of Rights resident in an Ineligible Jurisdiction (an “Ineligible Holder”).

RIGHTS OFFERING NOTICE
Filed pursuant to National Instrument 45-106 – Prospectus Exemptions

Greenfire Resources Ltd.

Notice to Security Holders – November 5, 2025

The purpose of this notice is to advise holders (the “Shareholders”) of the common shares (the “Common Shares”) of Greenfire Resources Ltd. (the “Company”) of a proposed offering (the “Offering”) of rights (the “Rights”) to subscribe for additional Common Shares of the Company. Particulars of the Offering are set out in the Company’s rights offering circular dated November 5, 2025 (the “Circular”) and available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

References in this notice to “we”, “our”, “us” and similar terms are to the Company. References in this notice to “you”, “your” and similar terms are to holders of Common Shares. Unless otherwise indicated, all references herein to “$” or “C$” are to Canadian dollars and all references to “US$” are to United States dollars.

Who can participate in the Offering?

Each Eligible Holder and Approved Ineligible Holder (each as defined below) of record as 4:00 p.m. (Calgary time) on November 17, 2025 (the “Record Date”) and their eligible transferees, may participate in the Offering.

Who is eligible to receive rights?

The Offering is being made to Shareholders (the “Eligible Holders”) resident in any of the provinces of Canada or the United States (the “Eligible Jurisdictions”). Only Eligible Holders will receive Rights pursuant to the Offering. Shareholders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Company.

The Rights and Common Shares issuable upon exercise of the Rights are not being offered, with limited exceptions, to persons who are or appear to be, or who the Company or Odyssey Trust Company (the “Rights Agent”) have reason to believe are, Ineligible Holders or from any transferee of Rights who is or appears to be, or who the Company or the Rights Agent has reason to believe is, a resident of an Ineligible Jurisdiction, unless such security holder or transferee satisfies the Company prior to 4:00 p.m. (Calgary time) on December 6, 2025, that such offering to and subscription by such security holder or transferee is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such security holder or transferee is resident and would not require the Company to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever (an “Approved Ineligible Holder”).

How many Rights are we offering?

We are issuing an aggregate of 70,256,512 Rights to subscribe for an aggregate of 55,147,058 Common Shares.

Pursuant to a standby purchase agreement entered into among the Company, Waterous Energy Fund III (Canadian) LP, Waterous Energy Fund III (US) LP, Waterous Energy Fund III (International) LP, Waterous Energy Fund III (Canadian FI) LP and Waterous Energy Fund III (International FI) LP (collectively, the “WEF Shareholders”), dated November 5, 2025 (the “Standby Purchase Agreement”), the WEF Shareholders have agreed, subject to certain terms and conditions, to purchase from the Company, on a proportionate basis to each of the WEF Shareholder’s current Common Share holdings, at the Subscription Price (as defined below), and on the Closing Date (as defined below), all of the Common Shares that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering, will be issued and purchased (the “Standby Commitment”). The aggregate number of Common Shares to be purchased by the WEF Shareholders pursuant to the Standby Purchase Agreement will be equal to: (i) the maximum number of Common Shares issuable under the Offering, less (ii) the number of Common Shares subscribed for and purchased under the Offering by all holders of Rights (including the WEF Shareholders) through the exercise of such holders’ Basic Subscription Privilege and Additional Subscription Privilege (each as defined below). Please refer to the Circular for further information regarding the Standby Commitment and the Standby Purchase Agreement.

How many Rights will you receive?

We are issuing one Right for each Common Share held as at the Record Date.

What does one Right entitle you to receive?

Each Right entitles the holder thereof to subscribe for 0.7849 Common Shares and every 1.2740 Rights entitle an Eligible Holder to subscribe for one Common Share (the “Basic Subscription Privilege”) upon delivery of the required documents and payment of a subscription price of either C$5.44 per Common Share or US$3.85 per Common Share (whether in Canadian dollars or United States dollars, the “Subscription Price”) on or before 4:00 p.m. (Calgary time) (the “Expiry Time”) on December 16, 2025 (the “Expiry Date”). Subject to any further restrictions a Participant (as defined herein) may impose, determination of the Subscription Price currency in United States dollars or Canadian Dollars will be at the subscriber’s sole discretion. The United States dollar denominated Subscription Price is a price equal to the United States dollar equivalent of the Canadian dollar Subscription Price based on the daily average rate of exchange, as reported by the Bank of Canada, for conversion of US dollars into Canadian dollars on November 5, 2025, which was C$1.00 per US$0.7082. The Company expects closing of the Offering to occur on or about December 17, 2025 (the “Closing Date”).

Holders of Rights who exercise all of their Rights pursuant to the Basic Subscription Privilege will have the additional privilege of subscribing, to the extent available and on a pro rata basis, for additional Common Shares not otherwise purchased under the Basic Subscription Privilege (the “Additional Subscription Privilege”). The number of Common Shares available under the Additional Subscription Privilege will be the Common Shares issuable under the Offering that have not been subscribed and paid for under the Basic Subscription Privilege by the Expiry Time on the Expiry Date.

Where the exercise of Rights would appear to entitle a holder of Rights to fractional Common Shares, such holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Company will not be required and will not issue fractional Common Shares or pay cash in lieu thereof.

How will you receive your Rights?

Registered Eligible Holders – If you are a registered Eligible Holder, a statement issued by the Rights Agent under the direct registration system (a “Rights DRS Advice”) representing the total number of transferable Rights to which you are entitled as at the Record Date is enclosed with this notice.

Beneficial Eligible Holders – You are a beneficial Eligible Holder if (i) you hold your Common Shares through a securities broker or dealer, bank or trust company or other participant (each, a “Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”) or in the book based system administered by the Depository Trust Company (“DTC”) and (ii) you are resident in an Eligible Jurisdiction. Eligible Holders who hold their Common Shares through a Participant will not receive a physical Rights DRS Advice. The aggregate number of Rights to which all beneficial Eligible Holders as at the Record Date are entitled will be issued to CDS or DTC, as applicable, and will be deposited with CDS and DTC on or about November 24, 2025. We expect that each beneficial Eligible Holder will receive a customer confirmation of issuance or purchase, as applicable, from their Participant through which the Rights are issued in accordance with the practices and policies of such Participant. CDS and DTC will be responsible for establishing and maintaining book-entry accounts for Participants holding Rights.

The Subscription Price for Rights held through a CDS Participant is payable, at the election of the subscriber but subject to any additional restrictions a Participant may impose, in either Canadian dollars or United States dollars by way of wire transfer, cheque, bank draft or money order payable to the CDS Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism.

If Rights are held of record through DTC, a holder may exercise its Rights through the DTC’s “PSOP” function by instructing DTC to charge his or her applicable DTC account for the Subscription Payment for the Common Shares and deliver such amount to the Subscription Agent. If Rights are held through a DTC Participant, the holder of such Rights may not be able to exercise such Rights in Canadian dollars and such holder should contact its DTC Participant if it wishes to submit any Subscription Payment in Canadian dollars. The Subscription Agent must receive the required subscription documents and the Subscription Payment for the Common Shares sufficiently in advance of the Expiry Time on the Expiry Date to permit proper exercise of Rights. Participants will have an earlier deadline for receipt of instructions and payment.

Registered Approved Ineligible Holders – Registered Ineligible Holders will not receive a Rights DRS Advice. Instead, registered Ineligible Holders have been sent this Notice, for information purposes only. Rights DRS Advice in respect of Rights issued to registered Ineligible Holders will not be issued and forwarded by the Company to registered Ineligible Holders. Registered Ineligible Holders have been sent the Notice, for information purposes only. An Ineligible Holder that satisfies the Company, in its sole discretion, that such offering to and subscription by such Ineligible Holder is lawful and in compliance with all applicable securities and other laws where such Ineligible Holder is resident may have its Rights DRS Advice issued and forwarded by the Rights Agent upon direction from the Company.

Beneficial Approved Ineligible Holder – Rights delivered to Participants may not be delivered by those intermediaries to beneficial Rights holders who are resident in an Ineligible Jurisdiction. Participants may only exercise such Rights on behalf of Rights holders in Ineligible Jurisdictions if they can demonstrate to the Company that such holders are Approved Ineligible Holders and they have submitted payment in full of the Subscription Price, payable in either Canadian dollars or United States dollars, to the Rights Agent at or prior to the Expiry Time on the Expiry Date. We expect that each beneficial Ineligible Holder will receive, in accordance with the practices and procedures of the Participant, a confirmation of the number of Rights the Ineligible Holder would otherwise be entitled to from its Participant and instructions regarding how Ineligible Holders may participate in the Offering.

When and how can you exercise your Rights?

If you are a registered Eligible Holder or Approved Ineligible Holder who receives a Rights DRS Advice, you must complete the subscription form attached to your Rights DRS Advice (the “Subscription Form”) and deliver your Rights DRS Advice and Subscription Form, together with payment of the aggregate Subscription Price (including payment for any subscription pursuant to the Additional Subscription Privilege), payable in either Canadian dollars or United States dollars, to the Rights Agent at the address on the return envelope included with your Rights DRS Advice at or before 4:00 p.m. (Calgary time) on December 16, 2025.

If you are a beneficial Eligible Holder or Approved Ineligible Holder, you must arrange exercises, transfers or purchases of Rights through your Participant at or before 4:00 p.m. (Calgary time) on December 16, 2025 or such earlier time as required by your Participant. Such beneficial holder is responsible for confirming the applicable deadline with their Participant.

What are the next steps?

This notice contains key information you should know about the Company. You can find more details regarding the Offering and the Company in the Circular. To obtain a copy, visit the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, ask your dealer representative or contact the Corporate Secretary of the Company at info@greenfireres.com. You should read the Circular, along with the Company’s continuous disclosure record, to make an informed decision.

Enquiries relating to the Offering should be addressed to the Rights Agent by mail at Odyssey Trust Company, Trader’s Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

DATED November 5, 2025

By:	(SIGNED) “Colin Germaniuk”
Name:	Colin Germaniuk
Title:	President

PLEASE READ THIS MATERIAL CAREFULLY AS YOU ARE REQUIRED TO MAKE A DECISION PRIOR TO 4:00 P.M. (CALGARY TIME) ON DECEMBER 16, 2025.

This rights offering circular (this “Circular”) is prepared by management. No securities regulatory authority or regulator has assessed the merits of these securities or reviewed this Circular. Any representation to the contrary is an offence.

This is the Circular we referred to in the November 5, 2025 rights offering notice (the “Notice”), which you should have already received. Your rights direct registration statement (if applicable) and relevant forms were enclosed with the Notice. This Circular should be read in conjunction with the Notice and our continuous disclosure prior to making an investment decision.

This Circular shall not constitute an offer to sell or the solicitation of an offer to buy, in any jurisdiction (an “Ineligible Jurisdiction”) other than the Eligible Jurisdictions (as defined herein) nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Rights and Common Shares issuable on exercise of the Rights are not being distributed or offered to Shareholders in any Ineligible Jurisdiction and, except under the circumstances described herein, Rights may not be exercised by or on behalf of a holder of Rights resident in an Ineligible Jurisdiction (an “Ineligible Holder”).

Rights Offering Circular	November 5, 2025

GREENFIRE RESOURCES LTD.

OFFERING OF RIGHTS TO SUBSCRIBE FOR COMMON SHARES

References in this Circular to “we”, “our”, “us” and similar terms are to Greenfire Resources Ltd. (the “Company”). References in this Circular to “you”, “your” and similar terms are to holders (the “Shareholders”) of the common shares of the Company (the “Common Shares”) as of the Record Date (as herein defined).

Unless otherwise indicated, all references herein to “$” or “C$” are to Canadian dollars and all references to “US$” are to United States dollars. The United States dollar denominated Subscription Price is a price equal to the United States dollar equivalent of the Canadian dollar Subscription Price based on the daily average rate of exchange, as reported by the Bank of Canada, for conversion of US dollars into Canadian dollars on November 5, 2025, which was C$1.00 per US$0.7082.

The Offering (as defined herein) is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Circular in accordance with the disclosure requirements under Canadian securities laws. The Company prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and subject to Canadian auditing and auditor independence standards, therefore the Company’s financial statements may not be comparable to financial statements of United States companies.

Shareholders should be aware that the acquisition or disposition of the securities described in this Circular and the expiry of an unexercised Right may have tax consequences in Canada, the United States or elsewhere, depending on the specific circumstances of each prospective investor. Such consequences may not be described fully herein. Shareholders should consult their own tax advisors with respect to such tax considerations.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the issuer is organized under the laws of Alberta, Canada, that certain of its directors and officers are residents of Canada, and that all or a substantial portion of the assets of the issuer and of said persons are located outside the United States.

THE SECURITIES OFFERED BY THIS CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Forward-Looking Information

Certain statements in this Circular constitute “forward-looking statements” and “forward-looking information” under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”). Forward-looking statements concern anticipated future events, results, circumstances, performance or expectations with respect to the Company and its operations, including its strategy and financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon future events or conditions, or include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “intends”, “targets”, “projects”, “forecasts”, “schedule”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”. The forward-looking statements contained in this Circular include, but are not limited to: the Company’s intention to undertake the Offering; the dilution of Shareholders that do not participate in the Offering; the listing of the Rights on the TSX and the NYSE and conduct of the Offering; the size of the Offering and intended use of available funds; the anticipated pro forma holdings of the WEF Shareholders; the anticipated timing of completion of the Offering; the estimated expenses incurred by the Company in connection with the Offering; the use of the available funds from the Offering and cash on hand to redeem the 2028 Notes; the ability of the WEF Shareholders to fund the Standby Commitment.

Forward-looking statements are based on certain expectations and assumptions of management as of the date such statements are made in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances. Although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements as the Company cannot give any assurance that they will prove to be accurate or correct, as actual results and future events could differ materially from those currently anticipated. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: uncertainties relating to closing of the Offering, the trading of the Rights, the value of the Rights; risks relating to the influence of significant Shareholders over the Company’s business operations and share price; exchange rate risk for Shareholders outside of Canada or the United States; and market risks in the business operated by us and other risks related to our business and the Offering.

Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive. Except as required by law, we are not under any obligation to publicly update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company qualifies all forward-looking statements contained in this Circular by the foregoing cautionary statements.

Summary of the Rights Offering

Why are you reading this Circular?

The Company is issuing to Shareholders of record as at 4:00 p.m. (Calgary time) on November 17, 2025 (the “Record Date”) and who are resident in any of the provinces of Canada or the United States (the “Eligible Jurisdictions”) an aggregate of 70,256,512 rights (the “Rights”) to subscribe for an aggregate of 55,147,058 Common Shares on the terms described in this Circular (the “Offering”).

The purpose of this Circular is to provide you with additional details about the Offering referred to in the Notice, a copy of which has been filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, along with information about your rights and obligations in respect of the Offering. This Circular should be read in conjunction with the Notice.

What is being offered?

Each Shareholder of record as of the Record Date (an “Eligible Holder”) who is resident in an Eligible Jurisdiction will receive one Right for each Common Share held on the Record Date on the terms described in this Circular.

Shareholders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Company. Neither the Notice nor this Circular is to be construed as an offering of the Rights, nor are the Common Shares issuable upon exercise of the Rights offered for sale, in any Ineligible Jurisdiction. Instead, Odyssey Trust Company (the “Rights Agent”) located at Trader’s Bank Building 1100, 67 Yonge Street, Toronto, Ontario, M5E 1J8, will hold such Rights as agent for the benefit of all such Ineligible Holders.

What does one Right entitle you to receive?

Each Right entitles the holder thereof to subscribe for 0.7849 of a Common Share and every 1.2740 Rights entitle an Eligible Holder to subscribe for one Common Share upon delivery of the required documents and payment of the Subscription Price on or before the Expiry Time on the Expiry Date (each as defined herein) (the “Basic Subscription Privilege”).

Holders of Rights who exercise all of their Rights pursuant to the Basic Subscription Privilege will have the additional privilege of subscribing, to the extent available and on a pro rata basis, for additional Common Shares not otherwise purchased under the Basic Subscription Privilege (the “Additional Subscription Privilege”). The number of Common Shares available under the Additional Subscription Privilege will be the Common Shares issuable under the Offering that have not been subscribed and paid for under the Basic Subscription Privilege by the Expiry Time on the Expiry Date. See “How to Exercise the Rights –What is the Additional Subscription Privilege and how can you exercise this privilege?” for more information.

What is the Subscription Price?

A holder of Rights must pay either C$5.44 or US$3.85 to purchase one whole Common Share (the “Subscription Price”). Subject to any further restrictions a Participant (as defined herein) may impose, determination of the Subscription Price currency in Canadian dollars or United States Dollars will be at the subscriber’s sole discretion.

On November 5, 2025, the closing price of the Common Shares on the Toronto Stock Exchange (the “TSX”) was $6.20, and the closing price of the Common Shares on the New York Stock Exchange (the “NYSE”) was US$4.39.

When does the offer expire?

The Offering expires at 4:00 p.m. (Calgary time) (the “Expiry Time”) on December 16, 2025 (the “Expiry Date”) after which time the unexercised Rights, if any, will be void and of no value. The Company expects closing of the Offering to occur on or about December 17, 2025 (the “Closing Date”).

The Company reserves the right to extend the expiration of the Offering, in its sole discretion, subject to obtaining any required regulatory approvals, if the Company determines that the timely exercise of the Rights may have been prejudiced due to disruption in postal service.

What are the significant attributes of the Rights issued under the Offering and the Common Shares to be issued upon the exercise of the Rights?

Each Right entitles the holder to subscribe for 0.7849 of a Common Share and every 1.2740 Rights entitle an Eligible Holder to subscribe for one Common Share at the Subscription Price. The Rights are transferable and will be listed for trading on the TSX at the opening of trading on the Record Date under the symbol “GFR.RT” and will cease trading at 12:00 p.m. (Toronto time) on the Expiry Date. It is expected that the Rights will begin trading on a “When-Issued” basis on the NYSE on November 14, 2025, under the symbol “GFR RTWI” and will begin regular-way trading under symbol “GFR RT” on November 25, 2025. The Rights will cease trading on the NYSE before market open on the Expiry Date. Holders of Rights may sell their Rights through the facilities of the TSX and NYSE. See “— Where will the Rights and the Common Shares issuable upon exercise of the Rights be listed for trading?” for more information.

A Right does not entitle an Eligible Holder to any rights as a security holder of the Company other than the right to subscribe for and purchase Common Shares on the terms described herein. Rights not exercised at or prior to the Expiry Time on the Expiry Date will be void and of no value and will be cancelled. Where the exercise of Rights would appear to entitle a holder of Rights to fractional Common Shares, such holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Company will not be required and will not issue fractional Common Shares or pay cash in lieu thereof.

The Company is authorized to issue an unlimited number of Common Shares. As of the date of this Circular, there are 70,256,512 Common Shares issued and outstanding. Holders of Common Shares are entitled: to dividends if, as and when declared by the Company’s board of directors; to vote at any meetings of the Shareholders; and upon liquidation, dissolution or winding up of the Company, to receive the remaining property and assets of the Company. All of the Common Shares issued and outstanding are fully paid and non-assessable.

What are the minimum and maximum number or amount of Common Shares that may be issued under the Offering?

There is no minimum number of Common Shares that may be issued under the Offering. Subject to the terms and conditions of the Standby Purchase Agreement (as defined herein), a maximum of 70,256,512 Rights will be issued under the Offering and an aggregate of 55,147,058 Common Shares will be issued in connection with the Offering.

On November 5, 2025, the Company entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Waterous Energy Fund III (Canadian) LP, Waterous Energy Fund III (US) LP, Waterous Energy Fund III (International) LP, Waterous Energy Fund III (Canadian FI) LP and Waterous Energy Fund III (International FI) LP (collectively, the “WEF Shareholders”). The WEF Shareholders collectively own approximately 55.9% of the outstanding Common Shares. Pursuant to the Standby Purchase Agreement, the WEF Shareholders have agreed, subject to certain terms and conditions, to purchase from the Company, on a proportionate basis to each of the WEF Shareholder’s current Common Share holdings, at the Subscription Price, and on the Closing Date, all of the Common Shares (the “Standby Shares”) that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable under the Offering, will be issued and purchased (the “Standby Commitment”).

The aggregate number of Common Shares to be purchased by the WEF Shareholders pursuant to the Standby Purchase Agreement will be equal to: (i) the maximum number of Common Shares issuable under the Offering, less (ii) the number of Common Shares subscribed for and purchased under the Offering by all holders of Rights (including the WEF Shareholders) through the exercise of such holders’ Basic Subscription Privilege and Additional Subscription Privilege. See “Insider Participation” and “Standby Commitment” for more information.

Where will the Rights and the Common Shares issuable upon exercise of the Rights be listed for trading?

The Common Shares are listed on the TSX and the NYSE under the symbol “GFR” and will commence trading “Ex Rights” on the TSX and NYSE at the opening of trading on November 17, 2025. It is expected that the Rights will be listed for trading on the TSX at the opening of trading on November 17, 2025 under the symbol “GFR.RT” and will cease trading at 12:00 p.m. (Toronto time) on the Expiry Date. It is expected that the Rights will begin trading on a “When-Issued” basis on the NYSE on November 14, 2025, under the symbol “GFR RTWI” and will begin regular-way trading under symbol “GFR RT” on November 25, 2025. The Rights will cease trading on the NYSE before market open on the Expiry Date. During the Offering, the Common Shares will continue to trade on the TSX and the NYSE under the symbol “GFR”.

Use of Available Funds

What will our available funds be upon closing of the Offering?

The Company estimates the maximum net proceeds from subscriptions will be approximately $299,000,000 million, after deducting estimated expenses of approximately $1,000,000 associated with the Offering. Actual proceeds received by the Company will vary depending on the relative amounts of Subscription Payments received by the Company in United States dollars and Canadian dollars and upon the exchange rate between United States dollars and Canadian dollars, as well as the actual number of Common Shares outstanding on the Record Date.

The Company estimates that it will have the following funds available after giving effect to the Offering for the purposes stated under “How will we use the available funds?”.

A	Amount to be raised by the Offering	$300,000,000
B	Selling commissions and fees	Nil
C	Estimated Offering costs (e.g., legal, accounting, audit)	$1,000,000
D	Available funds: D = A – (B + C)	$299,000,000
E	Working capital as at most recent quarter end	$116,592,000
F	Additional sources of funding	Nil
G	Total: G = D+E+F	$415,592,000

How will we use the available funds?

All of the available funds under the Offering, and cash on hand, will be used to redeem the Company’s outstanding US$237.5 million aggregate principal amount of 12.00% senior secured notes due 2028 (the “2028 Notes”). Pursuant to the terms of the 2028 Notes, the Company may redeem all or part of the 2028 Notes on or after October 1, 2025 to October 1, 2026 at a redemption price of 106.000% plus any accrued and unpaid interest. For more information about the 2028 Notes, see the “Description of Capital Structure – 2028 Notes” section in the Company’s annual information form for the year ended December 31, 2024, which can be found under the Company’s profile on SEDAR+ at www.sedarplus and on EDGAR at www.sec.gov.

We intend to spend the available funds as stated. We will reallocate funds only for sound business reasons.

How long will available funds last?

The Company currently has access to sufficient funds, through its working capital and revolving credit facility, in excess of its anticipated basic requirements for the next 12 months. The Company expects to use the net proceeds raised under the Offering for the purposes described above within 12 months following completion of the Offering.

Insider Participation

Will insiders be participating?

Yes. Under the Standby Purchase Agreement, the WEF Shareholders have agreed, subject to certain terms, conditions and limitations, to exercise their Basic Subscription Privilege in full and to purchase the Standby Shares at the Subscription Price pursuant to the Standby Commitment. In addition, the WEF Shareholders intend to exercise their Additional Subscription Privilege in full.

Directors, officers and employees of the Company, who hold an aggregate of approximately 0.1% of the issued and outstanding Common Shares, have indicated to Greenfire that they intend to participate in the Offering with respect to at least some of the Rights issued in respect of their Common Shares, although we offer no assurances in this regard.

Who are the holders of 10% or more of our securities before and after the Offering?

As of the date of this Circular, the WEF Shareholders collectively are the beneficial owners of an aggregate of 39,300,278 Common Shares representing approximately 55.9% of the issued and outstanding Common Shares. The Common Shares owned by certain of the WEF Shareholders are controlled through their general partners. In addition to Common Shares, the WEF Shareholders hold 2,654,179 warrants (“Warrants”) representing the right to purchase, for each warrant held, one Common Share at an exercise price of US$11.50 until September 20, 2028. No Rights, or Common Shares issuable on the exercise thereof will be issued in connection with the Warrants unless such Warrants are exercised for Common Shares prior to the Record Date. The business and affairs of each WEF Shareholder and relevant general partner are managed by Waterous Energy Fund Management Corp., which is indirectly owned and controlled by Adam Waterous, the Executive Chairman of the Board.

In the event that none of the holders of Rights (other than the WEF Shareholders) exercise their Rights, an aggregate of 55,147,058 Common Shares would be acquired by the WEF Shareholders pursuant to their Basic Subscription Privilege, Additional Subscription Privilege and Standby Commitment, and, following the completion of the Offering, the WEF Shareholders would collectively own approximately 94,447,336 Common Shares, representing approximately 75.3% of the Common Shares estimated to be outstanding upon completion of the Offering. If this occurs, holdings by public Shareholders (which excludes holdings of the WEF Shareholders, in addition to other insiders of the Company who hold approximately 0.1% of the issued and outstanding Common Shares) would be reduced to approximately 24.6% of the Company’s issued and outstanding Common Shares following the Offering. See “Standby Commitment” and “Dilution” for more information.

The following table sets out the holdings of certain of the WEF Shareholders, which are the only persons which, to the Company’s knowledge, beneficially own, or control or direct, directly or indirectly, 10% or more of the voting rights attached to the outstanding Common Shares as of the date of this Circular, or are expected to beneficially own, or control or direct, directly or indirectly, 10% or more of the voting rights attached to the outstanding Common Shares following completion of the Offering.

Name	Number and percentage of Common Shares beneficially owned, or controlled or directed, directly or indirectly BEFORE the Offering	Maximum number and percentage of Common Shares beneficially owned, or controlled or directed, directly or indirectly AFTER the Offering(1)
Waterous Energy Fund III (International FI) LP	27,789,839 (39.6%)	66,785,183 (53.2%)

(1)	Assumes no Eligible Holders other than the WEF Shareholders subscribe for Common Shares under their Basic Subscription Privilege or Additional Subscription Privilege.

Dilution

If I do not exercise my Rights, by how much will my security holdings be diluted?

If you do not exercise all of your Rights pursuant to the Basic Subscription Privilege, your equity ownership in the Company will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders and, if applicable, the purchase of Standby Shares by the WEF Shareholders, which dilution may be significant. If you do not exercise any or all of your Rights pursuant to the Basic Subscription Privilege, you may sell any remaining Rights on the TSX and/or the NYSE, see “How to Exercise the Rights – How does a Rights holder sell or transfer Rights?” below for more information.

In the event that none of the holders of Rights (other than the WEF Shareholders) exercise their Rights, an aggregate of 55,147,058 Common Shares would be acquired by the WEF Shareholders pursuant to their Basic Subscription Privilege, Additional Subscription Privilege and Standby Commitment, and, following the completion of the Offering, the WEF Shareholders will beneficially own 94,447,336 Common Shares, representing approximately 75.3% of the outstanding Common Shares following completion of the Offering. If this occurs, holdings by public Shareholders (which excludes holdings of the WEF Shareholders, in addition to other insiders of the Company who hold approximately 0.1% of the issued and outstanding Common Shares) would be reduced to approximately 24.6%.

Standby Commitment

Who is the standby guarantor and what are the fees?

On November 5, 2025 the Company and the WEF Shareholders entered into the Standby Purchase Agreement. The WEF Shareholders are considered “insiders” of the Company under applicable Canadian securities laws. Further, as investors in the Company with influence, the WEF Shareholders are each a “related party” of the Company, as determined in accordance with International Financial Reporting Standards and Interpretations. See “Insider Participation – Who are the holders of 10% or more of our securities before and after the Offering?” above for more information.

The Standby Purchase Agreement

The following is a summary of certain terms of the Standby Purchase Agreement and is qualified in its entirety by reference to the full text of the Standby Purchase Agreement, which can be found under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Pursuant to the Standby Purchase Agreement, the WEF Shareholders have agreed, subject to certain terms, conditions and limitations, to purchase from the Company, on a proportionate basis to each of the WEF Shareholder’s current Common Share holdings, at the Subscription Price, and on the Closing Date, the Standby Shares, consisting of the Common Shares that are not otherwise subscribed for and purchased under the Offering by holders of Rights so that the maximum number of Common Shares issuable in connection with the Offering will be issued. The aggregate number of Standby Shares to be purchased by the WEF Shareholders pursuant to the Standby Purchase Agreement will be equal to: (i) the maximum number of Common Shares issuable under the Offering, less (ii) the number of Common Shares subscribed for and purchased under the Offering by all holders of Rights (including the WEF Shareholders) through the exercise of such holders’ Basic Subscription Privilege and Additional Subscription Privilege.

Pursuant to the Standby Purchase Agreement, the WEF Shareholders may terminate and cancel their obligations under the Standby Purchase Agreement if (i) certain conditions precedent are not satisfied in full or waived before the Closing Date, including, but not limited to, the listing of the Rights and Common Shares issuable upon exercise of the Rights on the TSX and the NYSE, subject to customary conditions relating to documents to be delivered following closing, (ii) the Common Shares or the Rights (other than, in the case of the Rights, following the Expiry Time) are de-listed or suspended or halted for a period greater than two business days for any reason by the TSX or the NYSE at any time prior to completion of the Offering for a period greater than two trading days, and (iii) prior to the Closing Date, any securities commission or similar regulatory authority has issued or threatened to issue a cease trade or similar order in respect of the Company’s securities.

Pursuant to the Standby Purchase Agreement, the Company may terminate and cancel its obligations under the Standby Purchase Agreement under certain circumstances prior to the Expiry Time, provided that the Company also terminates or cancels the Offering as at or prior to the termination of the Standby Purchase Agreement. No fee will be paid to the WEF Shareholders in connection with the WEF Shareholders’ agreement to provide the Standby Commitment, whether or not the transactions contemplated herein are consummated

See “Appointment of Rights Agent – What happens if we do not receive funds from the WEF Shareholders, or if the Offering is otherwise terminated?” for more information.

Have we confirmed that the WEF Shareholders have the financial ability to carry out their Standby Commitment?

Yes. We have confirmed that each of the WEF Shareholders has the financial ability to carry out the Standby Commitment.

What are the security holdings of the WEF Shareholders before and after the Offering?

The following table sets out the Common Share holdings of the WEF Shareholders in the Company before and after the completion of the Offering.

Name	Number and percentage of Common Shares beneficially owned, or controlled or directed, directly or indirectly BEFORE the Offering(1)	Maximum number and percentage of Common Shares beneficially owned, or controlled or directed, directly or indirectly AFTER the Offering(2)
Waterous Energy Fund III (International FI) LP	27,789,839 (39.6%)	66,785,183 (53.3%)
Waterous Energy Fund III (International) LP	4,297,442 (6.1%)	10,327,712 (8.2%)
Waterous Energy Fund III (Canadian) LP	4,402,872 (6.3%)	10,581,084 (8.4%)
Waterous Energy Fund III (Canadian FI) LP	1,984,988 (2.8%)	4,770,369 (3.8%)
Waterous Energy Fund III (US) LP	825,137 (1.2%)	1,982,988 (1.6%)

(1)	Figures do not include 2,654,179 Warrants held by the WEF Shareholders, which entitle such holders to purchase, for each Warrant held, one Common Share at an exercise price of US$11.50 per Common Share and expire on September 20, 2028.

(2)	Assumes no Eligible Holders other than the WEF Shareholders subscribe for Common Shares under their Basic Subscription Privilege or Additional Subscription Privilege.

Managing Dealer, Soliciting Dealer and UnderwritING COnflicts

Who is the managing or soliciting dealer and what are its fees?

The Company has not employed any brokers, dealers, dealer managers or underwriters in connection with the solicitation of exercise of Rights. No fee or sales commissions, fees or discounts will be paid in connection with the Offering.

How to Exercise the Rights

Subscriptions for Common Shares (pursuant to the Basic Subscription Privilege and/or the Additional Subscription Privilege) made in connection with this Offering either directly or through a Participant (as defined herein) will be irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted.

Who is eligible to receive Rights?

The Rights are offered, with limited exceptions described below, only to Eligible Holders. This Circular has not been filed with the securities commission or similar regulatory authority of any jurisdiction other than the Eligible Jurisdictions.

The Rights and Common Shares issuable upon exercise of the Rights are not being offered, with limited exceptions, to persons who are or appear to be, or who the Company or the Rights Agent have reason to believe are, Ineligible Holders or from any transferee of Rights who is or appears to be, or who the Company or the Rights Agent has reason to believe is, a resident of an Ineligible Jurisdiction, unless such security holder or transferee satisfies the Company prior to 4:00 p.m. (Calgary time) on December 6, 2025 (or such later date as the Company determines in its sole discretion), that such offering to and subscription by such security holder or transferee is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such security holder or transferee is resident and would not require the Company to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever (an “Approved Ineligible Holder”). See “– How does an Eligible Holder that is a registered holder participate in the Offering?” or “– How does an Eligible Holder that is not a registered holder participate in the Offering?” for more information.

Payment of the Subscription Price (including payment for any Common Shares subscribed for under the Additional Subscription Privilege) will constitute a representation to the Company, the Rights Agent, and, if applicable, to the Participant, by the subscriber (including by its agents) that: (i) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Ineligible Holder, and (ii) the subscriber is not purchasing the Common Shares for the account or benefit of, or for resale to, any person who is a citizen or resident of an Ineligible Jurisdiction. See “— How does an Approved Ineligible Holder that is a registered holder participate in the Offering?” and “— How does an Approved Ineligible Holder that is not a registered holder participate in the Offering?” for more information.

How does an Eligible Holder that is a registered holder participate in the Offering?

If you are a registered Eligible Holder, a statement issued by the Rights Agent under the direct registration system (a “Rights DRS Advice”) representing the total number of transferable Rights to which you are entitled as at the Record Date has been mailed to you with a copy of the Rights Offering Notice. To exercise the Rights represented the Rights DRS Advice, you must complete the subscription form attached to the Rights DRS Advice (the “Subscription Form”) and deliver the Rights DRS Advice and Subscription Form, together with payment of the aggregate Subscription Price (including payment for any subscription pursuant to the Additional Subscription Privilege), in accordance with the instructions set out below. Rights not exercised at or prior to the Expiry Time on the Expiry Date will be void and of no value. The method of delivery is at the discretion and risk of the holder of the Rights DRS Advice and delivery to the Rights Agent will only be effective when actually received by the Rights Agent. Rights DRS Advices with the accompanying Subscription Form and payments received after the Expiry Time will not be accepted.

In order to exercise your Rights, you must:

1.	Basic Subscription Privilege. Complete and sign Section (a) of Form 1 on the Subscription Form to exercise Rights under the Basic Subscription Privilege, including the election of currency in either Canadian dollars or United States dollars. The maximum number of Rights that you may exercise under the Basic Subscription Privilege is shown on the face of the Rights DRS Advice. By completing the appropriate form appearing on the front of the Subscription Form, a Rights DRS Advice holder may: (i) subscribe for Common Shares (Form 1); or (ii) sell or transfer Rights (Form 3). If you exercise some but not all of the Rights exercisable under the Basic Subscription Privilege, you will be deemed to have waived the unexercised balance of such Rights, unless you otherwise specifically advise the Rights Agent at the time the Rights DRS Advice and Subscription Form are surrendered to the Rights Agent.

2.	Additional Subscription Privilege. Complete and sign Section (b) of Form 1 on the Subscription Form only if you also wish to participate in the Additional Subscription Privilege. See “– What is the Additional Subscription Privilege and how can you exercise this privilege?” and for more information.

3.	Sign Form 2. Complete and sign Form 2 on the Subscription Form to confirm the exercise of your Basic Subscription Privilege and, if applicable, your Additional Subscription Privilege.

4.	Payment. Enclose payment in either Canadian dollars or United States dollars by certified cheque, bank draft or money order payable to the order of “Odyssey Trust Company, as Rights Agent”. To exercise the Rights you must pay either C$5.44 per Common Share or US$3.85 per Common Share and you may purchase one Common Share for every 1.2740 Rights you hold. Subject to any further restrictions a Participant may impose, determination of the Subscription Price currency in Canadian dollars or United States dollars will be at the subscriber’s sole discretion. In addition to the amount payable for any Common Shares you wish to purchase under the Basic Subscription Privilege, you must also pay the amount required for any Common Shares subscribed for under the Additional Subscription Privilege.

5.	Delivery. Deliver or mail the completed Rights DRS Advice and Subscription Form and payment in the enclosed return envelope addressed to the Rights Agent so that it is received at the office of the Rights Agent noted below before the Expiry Time on the Expiry Date. If you are mailing your documents, registered mail is recommended. Please allow sufficient time to avoid late delivery. Mailing is at the sole risk of the holder of Rights and neither the Company nor the Rights Agent accept any responsibility for the mailing.

The Rights Agent will accept subscriptions for Common Shares and payment of the Subscription Price by hand, courier, registered mail or mail to the office of the Rights Agent at Odyssey Trust Company, Trader’s Bank Building 1100 - 67 Yonge Street, Toronto, Ontario, M5E 1J8 (Attention: Corporate Actions).

Rights DRS Advice will expire and be of no value unless they are returned with a properly completed Form 1, 2 or 3, as the case may be, and received with payment for the Common Shares subscribed for, at the office of the Rights Agent before the Expiry Time on the Expiry Date.

The signature of the Rights DRS Advice holder must correspond in every particular with the name that appears on the face of the Rights DRS Advice. Signatures by a trustee, executor, administrator, curator, tutor, guardian, attorney, officer of a corporation, partnership, association or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription in our sole discretion. Subscriptions are irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted. We reserve the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. We also reserve the right to waive any defect in respect of any particular subscription. Neither the Company nor the Rights Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will the Company be liable for the failure to give any such notice.

Rights DRS Advice for Common Shares issued upon exercise of Rights in accordance with the Offering will be registered in the name of the person to whom the Rights DRS Advice was issued or to whom the Rights were transferred in accordance with the terms thereof, and mailed to the address of the subscriber for the Common Shares as stated on the Rights DRS Advice, unless otherwise directed, as soon as practicable after the Expiry Date. Once mailed or delivered in accordance with the instructions of the subscriber, the Company assumes no further responsibility for the Rights DRS Advice evidencing the Common Shares.

If an Eligible Holder of Rights has any questions with respect to the proper exercise of Rights, such holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader’s Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

How does an Eligible Holder that is not a registered holder participate in the Offering?

You are a beneficial Eligible Holder if (i) you hold your Common Shares through a securities broker or dealer, bank or trust company or other participant (each, a “Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”) or in the book based system administered by the Depository Trust Company (“DTC”) and (ii) you are resident in an Eligible Jurisdiction. Eligible Holders who hold their Common Shares through a Participant will not receive a physical Rights DRS Advice. The aggregate number of Rights to which all beneficial Eligible Holders as at the Record Date are entitled will be issued to CDS or DTC, as applicable, and will be deposited with CDS and DTC on or about November 24, 2025. We expect that each beneficial Eligible Holder will receive a customer confirmation of issuance or purchase, as applicable, from their Participant through which the Rights are issued in accordance with the practices and policies of such Participant. CDS and DTC will be responsible for establishing and maintaining book-entry accounts for Participants holding Rights.

If you are a beneficial Eligible Holder:

1.	to exercise your Rights held through a Participant, you must instruct such Participant to exercise all or a specified number of such Rights and forward to such Participant the Subscription Price for each Common Share that you wish to subscribe for prior to the deadline set by such Participant; and

2.	you may subscribe for additional Common Shares pursuant to the Additional Subscription Privilege by instructing such Participant to exercise the Additional Subscription Privilege in respect of the number of Common Shares you wish to subscribe for and forwarding to such Participant the Subscription Price for such additional Common Shares requested. See “– What is the Additional Subscription Privilege and how can you exercise this privilege?” for more information.

If a beneficial Eligible Holder is subscribing through a Participant, such beneficial Eligible Holder must deliver the instructions and subscription funds to the Participant sufficiently in advance of the Expiry Date to allow the Participant to properly exercise the Rights on such beneficial Eligible Holder’s behalf. We note, however, that if Rights are held through a DTC Participant, the holder of such Rights may not be able to exercise such Rights in Canadian dollars and such holder should contact its DTC Participant if it wishes to submit any Subscription Payment in Canadian dollars. Similarly, if Rights are held through a CDS Participant, the holder of such Rights may not be able to exercise such Rights in United States dollars and such holder should contact its CDS Participant if it wishes to submit any Subscription Payment in United States dollars. Such Eligible Holder is responsible for confirming the applicable deadline with their Participant. The ability of a person having an interest in Rights held through a Participant to pledge such interest or otherwise take action with respect to such interest (other than through a Participant) may be limited due to the lack of a physical Rights DRS Advice.

Subscriptions for Common Shares (pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege) made in connection with the Offering through a Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for such Common Shares once submitted.

Neither the Company nor the Rights Agent will have any liability for (i) the records maintained by CDS, DTC or Participants relating to the Rights or the book-entry accounts maintained by them, (ii) maintaining, supervising or reviewing any records relating to such Rights, or (iii) any advice or representations made or given by CDS, DTC or Participants with respect to the rules and regulations of CDS or DTC, or (iv) any action to be taken by CDS, DTC or Participants.

In respect of payments made in respect of the Additional Subscription Privilege, any excess funds will be returned to the relevant Participant for the account of the beneficial Eligible Holder, without interest or deduction.

Participants may not issue Rights to Ineligible Holders.

If an Ineligible Holder of Rights has any questions with respect to the proper exercise of Rights, such holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader’s Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

How does an Approved Ineligible Holder that is a registered holder participate in the Offering?

Rights DRS Advice in respect of Rights issued to registered Ineligible Holders will not be issued and forwarded by the Company to registered Ineligible Holders. Registered Ineligible Holders will be sent the Notice for information purposes only. An Ineligible Holder that satisfies the Company, in its sole discretion, that such offering to and subscription by such Ineligible Holder is lawful and in compliance with all applicable securities and other laws where such Ineligible Holder is resident may have its Rights DRS Advice issued and forwarded by the Rights Agent upon direction from the Company. Ineligible Holders with questions as to how they may satisfy the requirements to be an Approved Ineligible Holder should contact the Rights Agent by mail at Odyssey Trust Company, Trader’s Bank Building, 1100 – 67 Yonge Street, Toronto, Ontario, M5E 1J8, Attention: Corporate Actions; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

The Rights Agent will hold the Rights of Ineligible Holders until December 6, 2025 (10 days prior to the Expiry Time), in order to give such holders an opportunity to claim the Rights DRS Advice by satisfying us that they are an Approved Ineligible Holder. Following such date, the Rights Agent for the account of Ineligible Holders will, prior to the Expiry Time, use its best efforts to sell the Rights allocable to such Ineligible Holders and evidenced by Rights DRS Advices in the possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent shall determine in its sole discretion. No charge will be made for the sale of Rights by the Rights Agent except for a proportionate share of any brokerage commissions incurred by the Rights Agent and the costs incurred by the Rights Agent in connection with the sale of the Rights. The Rights Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Rights Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be converted from United States dollars to Canadian dollars, if applicable, at the prevailing exchange rate on the date of distribution, divided on a pro rata basis among such registered Ineligible Holders and delivered by mailing cheques as soon as practicable to such registered Ineligible Holders at their addresses recorded on the Company’s register. Amounts of less than C$10.00 will not be remitted.

The Rights Agent will act in its capacity as agent of the registered Ineligible Holders on a best efforts basis only and the Company and the Rights Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Holder. The Rights Agent’s ability to sell the Rights of Ineligible Holders, and the price obtained therefor, are dependent on market conditions. Neither the Company nor the Rights Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular day.

There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Rights Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In such event, no proceeds will be remitted.

Holders of Rights should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in Canada as well as the jurisdiction where they reside which are not described herein. Accordingly, holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares having regard to their particular circumstances.

Shareholders will be presumed to be resident in the place of their registered address, unless the contrary is shown to the satisfaction of the Company. A registered Ineligible Holder whose address of record is outside the Eligible Jurisdictions but who holds Common Shares on behalf of a holder who is eligible to participate in the Offering must notify the Company and the Rights Agent, in writing, on or before 4:00 p.m. (Calgary time) on December 6, 2025, if such older wishes to participate in the Offering. Otherwise, the Rights Agent will sell the Rights of such beneficial holder as described above.

How does an Approved Ineligible Holder that is not a registered holder participate in the Offering?

Rights delivered to Participants may not be delivered by those intermediaries to beneficial Rights holders who are resident in an Ineligible Jurisdiction. Participants may only exercise such Rights on behalf of Rights holders in Ineligible Jurisdictions if they can demonstrate to the Company that such holders are Approved Ineligible Holders and they have submitted payment in full of the Subscription Price to the Rights Agent at or prior to the Expiry Time on the Expiry Date. Participants receiving Rights that would otherwise be deliverable to Ineligible Holders may attempt to sell those Rights for the accounts of such Ineligible Holders and should deliver the proceeds of sale to such persons. Participants are responsible for any action pertaining to Rights that may have been received on behalf of beneficial Rights holders who are not eligible to participate in the Offering. We expect that each beneficial Ineligible Holder will receive, in accordance with the practices and procedures of the Participant, a confirmation of the number of Rights the Ineligible Holder would otherwise be entitled to from its Participant and instructions regarding how Ineligible Holders may participate in the Offering.

There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Participant in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld.

Holders of Rights should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in Canada as well as the jurisdiction where they reside which are not described herein. Accordingly, holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares having regard to their particular circumstances.

What is the Additional Subscription Privilege and how can you exercise this privilege?

If you exercise all of your Rights under the Basic Subscription Privilege, you may subscribe for additional Common Shares, if available under the Additional Subscription Privilege, at a price equal to the Subscription Price. The number of Common Shares available under the Additional Subscription Privilege will be the Common Shares issuable under the Offering that have not been subscribed and paid for under the Basic Subscription Privilege by the Expiry Time on the Expiry Date.

If the aggregate number of Common Shares subscribed for by those who exercise their Additional Subscription Privilege is less than the number of available Common Shares, each such holder of Rights will be allotted the number of Common Shares subscribed for under the Additional Subscription Privilege.

If the aggregate number of Common Shares subscribed for by those who exercise their Additional Subscription Privilege exceeds the number of available Common Shares, each such holder of Rights will be entitled to receive the number of Common Shares equal to the lesser of:

1.	the number of Common Shares subscribed for by the holder under the Additional Subscription Privilege; and

2.	the product (disregarding fractions) obtained by multiplying the aggregate number of Common Shares available through unexercised Rights after giving effect to the Basic Subscription Privilege by a fraction, the numerator of which is the number of Rights previously exercised by the holder under its Basic Subscription Privilege and the denominator of which is the aggregate number of Rights previously exercised under the Basic Subscription Privilege by all holders of Rights who have subscribed for Common Shares under the Additional Subscription Privilege.

Registered holders of Rights exercising their Additional Subscription Privilege

If you wish to exercise your Additional Subscription Privilege, you must first exercise your Basic Subscription Privilege in full by completing Section (a) of Form 1 on the Subscription Form for the maximum number of Common Shares that you may subscribe for and also complete Section (b) of Form 1 on the Subscription Form, specifying the number of additional Common Shares you wish to subscribe for and your currency election. Send the Subscription Price for the additional Common Shares under the Additional Subscription Privilege with your Rights DRS Advice and Subscription Form (in addition to the Subscription Price payable for the Common Shares purchased under the Basic Subscription Privilege) to the Rights Agent. The Subscription Price is payable by certified cheque, bank draft or money order payable to the order of “Odyssey Trust Company, as Rights Agent”. These funds will be placed in a segregated account pending allocation of the Common Shares, with any excess funds being returned by mail without interest or deduction. Interest, if any, earned on such funds will be for our benefit.

Beneficial holders of Rights exercising their Additional Subscription Privilege

If you are a beneficial holder of Rights and wish to exercise your Additional Subscription Privilege, you must deliver your payment and instructions to your Participant sufficiently in advance of the Expiry Date to allow your Participant to properly exercise the Additional Subscription Privilege on your behalf. See “– How does an Eligible Holder that is not a registered holder participate in the Offering?” above for more information.

How does a Rights holder sell or transfer Rights?

It is expected that the Rights will be listed for trading on the TSX at the opening of trading on the Record Date under the symbol “GFR.RT” and will cease trading at 12:00 p.m. (Toronto time) on the Expiry Date. It is expected that the Rights will begin trading on a “When-Issued” basis on the NYSE on November 14, 2025, under the symbol “GFR RTWI” and will begin regular-way trading under symbol “GFR RT” on November 25, 2025. The Rights will cease trading on the NYSE before market open on the Expiry Date.

You may elect to exercise only part of your Rights and sell or transfer the remainder, or sell or transfer all your Rights. Any commission or other fee payable in connection with the exercise or any trade of Rights (other than the fee for services to be performed by the Rights Agent as described herein) is the responsibility of the holder of such Rights. Depending on the number of Rights a holder may wish to sell, the commission payable in connection with a sale of Rights could exceed the proceeds received from such sale.

Registered holders of Rights selling or transferring Rights

If you do not wish to exercise some or all of your Rights, you may sell or transfer them directly or through your securities broker or dealer at your expense, subject to any applicable resale restrictions. See “– Are there restrictions on the resale of Rights and Common Shares?” for more information. If you wish to transfer your Rights: (i) complete Forms 3, 4 and 5 (collectively, the “Transfer Forms”) on the Subscription Form (ii) have the signature guaranteed by an “eligible institution” to the satisfaction of the Rights Agent, in accordance with the instructions provided in the Subscription Form and (iii) deliver the Rights DRS Advice and Subscription Form to the transferee.

“Eligible institution” means a Canadian Schedule 1 chartered bank, a major trust company of Canada, a member of the Securities Transfer Agents Medallion Program (STAMP) or a member of the Stock Exchange Medallion Program (SEMP). Members of these programs are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada.

It is not necessary for a transferee to obtain a new Rights DRS Advice and Subscription Form to exercise the Rights or the Additional Subscription Privilege, but the signature of the transferee on Form 2 of the Subscription Form must correspond in every particular with the name of the transferee shown on the Transfer Forms. Signatures by a trustee, executor, administrator, curator, tutor, guardian, attorney, officer of a corporation, partnership, association or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. If the Transfer Forms are properly completed, the Company and the Rights Agent will treat the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights DRS Advice and Subscription Form for all purposes and will not be affected by notice to the contrary. A Rights DRS Advice and Subscription Form so completed should be delivered to the appropriate person in ample time for the transferee to use it before the expiration of the Rights.

Beneficial holders of Rights selling or transferring Rights

If you hold Common Shares through a Participant, you must arrange for the exercise, transfer or purchase of rights through your Participant at your expense, subject to any applicable resale restrictions. See “– Are there restrictions on the resale of Rights and Common Shares?” for more information.

When can you trade Common Shares issuable upon exercise of your Rights?

All Common Shares issuable upon exercise of Rights will be listed and posted for trading on the TSX and the NYSE under the symbol “GFR” as soon as practicable after closing of the Offering.

Are there restrictions on the resale of Rights and Common Shares?

The Rights being issued hereunder and the Common Shares issuable upon exercise of the Rights (collectively, the “Securities”) are being distributed by the Company in the Eligible Jurisdictions pursuant to exemptions from the prospectus requirements under applicable securities laws in the Eligible Jurisdictions.

The following is a general summary of the restrictions governing first trades in the Securities in the Eligible Jurisdictions. Additional restrictions apply to “insiders” of the Company and holders of the Securities who are “control persons” or the equivalent or who are deemed to be part of what is commonly referred to as a “control block” in respect of the Company for purposes of applicable securities laws. Each holder of Rights is urged to consult with his or her professional advisors to determine the exact conditions and restrictions applicable to trades of the Securities.

Generally, the first trade of any of the Securities will be exempt from the prospectus requirements of applicable securities laws in the Eligible Jurisdictions and such Securities may be resold without hold period restrictions if: (i) the Company is and has been a “reporting issuer” in a jurisdiction of Canada for the four months immediately preceding the sale; (ii) the trade is not a “control distribution” as defined in applicable securities laws; (iii) no unusual effort is made to prepare the market or to create a demand for the Securities being resold; (iv) no extraordinary commission or other consideration is paid in respect of such sale; and (v) if the selling securityholder is an insider or officer of the Company, the selling securityholder has no reasonable grounds to believe that the Company is in default of applicable securities legislation.

If such conditions have not been met, then the Securities may not be resold except pursuant to a prospectus or prospectus exemption, which may only be available in limited circumstances. As at the date hereof, the Company has been a reporting issuer for more than four months in Alberta and Ontario.

The Company will file with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, and expects to make other certain filings with the SEC and the NYSE so that the Rights and the Common Shares issuable upon the exercise of the Rights issued to Shareholders that are U.S. residents and are not affiliates of the Company will not be subject to transfer restrictions under U.S. securities law.

Will we issue fractional underlying Common Shares upon exercise of the Rights?

Where the exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Company will not issue fractional Common Shares or pay cash in lieu thereof.

Appointment of Rights Agent

Who is the Rights Agent?

Odyssey Trust Company is the Rights Agent for the Offering. The Rights Agent has been appointed to (i) receive subscriptions and payments for the Common Shares subscribed for under the Basic Subscription Privilege and the Additional Subscription Privilege, respectively; (ii) perform the services relating to the exercise and transfer of the Rights; and (iii) use its commercially reasonable efforts to sell Rights issued to Ineligible Holders and to deliver the proceeds thereof to such Ineligible Holders. The Company will pay for all such services of the Rights Agent.

The Rights Agent will accept subscriptions for Common Shares and payment of the Subscription Price from holders of Rights by mail or courier to the office of the Rights Agent at Trader’s Bank Building 1100, 67 Yonge Street, Toronto, Ontario, M5E 1J8 (Attention: Corporate Actions). You may contact the Rights Agent: by hand, by courier or by registered mail at the address above; or toll-free by telephone at 1-587-885-0960 (North America); or by email at corp.actions@odysseytrust.com.

The method of delivery of Rights DRS Advice, the Subscription Form and Subscription Price to the Rights Agent is at the discretion of the holders of Rights. Neither the Rights Agent nor the Company will be liable for the failure to deliver or the delivery of Rights DRS Advices, Subscription Forms or the applicable Subscription Price to an address other than the addresses set out above. Delivery to an address other than the addresses set out above may result in a subscription for Common Shares or a transfer of Rights not being accepted. If mail is used, registered mail or courier is recommended.

What happens if we do not receive funds from the WEF Shareholders, or if the Offering is otherwise terminated?

The Company has entered into an agreement with the Rights Agent pursuant to which the Rights Agent will return all funds held by it to holders of Rights that have already subscribed for Common Shares in connection with the Offering if the Offering is terminated. If the Offering is terminated, the Rights Agent will return all funds held to holders of Rights that have subscribed for Common Shares in connection with the Offering, in the currency in which they were received, without interest or deduction.

Risk Factors

An investment in the Common Shares issuable upon exercise of the Rights is subject to certain risks, including those risks described below, as well as those risks related to our business and operations that are described in our continuous disclosure documents. You can access our continuous disclosure documents filed with Canadian securities regulators under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Shareholders may suffer significant dilution in connection with the Offering.

If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s equity ownership in the Company will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders and, if applicable, the purchase of Standby Shares by the WEF Shareholders, which dilution may be significant. See “Dilution” above for more information.

The Standby Purchase Agreement may be terminated and the Offering and Standby Commitment may not be completed.

The Standby Purchase Agreement may be terminated by the Company or the WEF Shareholders in certain circumstances in which case the Offering will not proceed. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Offering will be completed. If the Offering does not proceed for any reason, all outstanding Rights would cease to be exercisable for Common Shares and we will not have any obligation with respect to the Rights except to return any subscription payments, without interest or deduction. In such circumstances, any person who had purchased Rights in the market would lose the entire purchase price paid to acquire such Rights.

Liquidity of the Common Shares may be negatively impacted by the Offering.

The Offering may negatively influence the liquidity of the Common Shares in the event that the WEF Shareholders take up and pay for a large number of Common Shares pursuant to the Additional Subscription Privilege or Standby Commitment, which would result in potential increased percentage ownership by the WEF Shareholders of the Common Shares of the Company.

No prior trading market exists for the Rights.

Even upon the listing of the Rights on the TSX and the NYSE, holders may not be able to resell Rights acquired. There can be no assurance that an active trading market will develop in the Rights on the TSX or the NYSE or, if developed, that such market will be sustained through the Expiry Time. To the extent an active trading market for the Rights does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices and liquidity of the Rights would be adversely affected, which may have a material adverse impact on the Company and its share price.

Market price of securities of the Company may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects.

The trading price of the Securities of the Company may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.

Entitlements of a holder of Rights.

A Right does not entitle the holder thereof to any rights whatsoever as a security holder of the Company other than to subscribe for and purchase Common Shares as described herein.

Exercises of Rights may not be revoked.

Subject to certain statutory withdrawal rights available to Eligible Holders, you may not revoke or change the exercise of your Rights after you send in your Subscription Form and payment. If the Common Share trading price declines below the Subscription Price, it will result in a loss of some or all of the holder’s subscription funds.

Holders of Rights are responsible for accuracy and completeness of subscription within applicable time limits.

Holders of Rights that elect to purchase Common Shares in the Offering must act promptly to ensure that the entire payment for any Rights exercised is paid at the time of subscription and received by the Rights Agent prior to the Expiry Time. Accordingly, a holder that holds Rights through a Participant must provide the Participant holding its Rights with instructions and the required payment sufficiently in advance of the Expiry Time to permit proper exercise of its Rights. If an Eligible Holder fails to complete and sign the required subscription forms, sends an incorrect payment, or otherwise fails to follow the subscription procedures that apply to the exercise of Rights by the holder, the Rights Agent may, depending on the circumstances, reject the subscription or accept it only to the extent of the payment received. Neither the Company nor the Rights Agent undertakes to holders that it will, or will attempt to, correct an incomplete or incorrect subscription form or payment. The Company has the sole discretion to determine whether an exercise of Rights properly follows the subscription procedures, provided that Rights not exercised by the Expiry Time will be void and of no value and no longer exercisable.

There is no underwriter in respect of the Offering.

There is no underwriter for the Offering. Accordingly, there has not been an independent “due diligence” review of matters covered by this Circular such as would customarily be conducted by an underwriter if one had been involved with this Offering.

The Subscription Price is not necessarily an indication of value.

The Subscription Price does not necessarily bear any relationship to the book value of the Company’s assets, past operations, cash flows, losses, financial condition, net worth or any other established criteria for value. Holders of Rights should not consider the Subscription Price to be an indication of the Company’s value or the value of the Common Shares to be offered in the Offering, and the Common Shares may trade at prices above or below the Subscription Price.

A decline in the market price of the Common Shares may occur.

The trading price of the Common Shares in the future may decline below the Subscription Price. The Company can give no assurance that the Subscription Price will remain below any future trading price for the Common Shares. Future prices of the Common Shares may adjust positively or negatively depending on various factors, including the Company’s future revenues, cash flows and operations and overall conditions affecting the Company’s business, economic trends and the securities markets and changes in the estimated value and prospects for the Company’s projects.

Holders outside of Canada are subject to exchange rate risk.

Subject to any additional restrictions a Participant may impose, the Subscription Price may be paid either in Canadian dollars or United States dollars. Accordingly, any holder of Rights outside of Canada or the United States is subject to adverse movements in their local currency against either the Canadian dollar or the United States dollar. An investment in the Common Shares issuable upon exercise of the Rights is subject to certain risks, including those risks described below, as well as those risks related to our business and operations that are described in our continuous disclosure documents.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation organized under the laws of Alberta, Canada. Certain of the Company’s directors and officers, and the experts named in the Circular, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, as well as all or a substantial portion of the Company’s assets, are located outside the United States. Concurrent with the filing of this Circular, the Company has appointed an agent for service of process in the United States (as described below), but it may be difficult for holders of the Company’s securities that reside in the United States to effect service within the United States upon those directors, officers and experts that are not residents of the United States. It may also be difficult for holders of the Company’s securities that reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under U.S. federal securities laws. The Company has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States would probably be enforceable in Canada if the U.S. court in which the judgment was obtained assumed jurisdiction on the same basis that a court in Canada would assume jurisdiction. The Company has also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Company will file with the SEC, concurrently with the Registration Statement of which the Circular is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the Offering of the securities under this Circular.

EXEMPTION

Pursuant to a decision of the Autorité des marchés financiers dated November 4, 2025, the Company was granted a temporary exemption from the requirement to translate the Circular into French.

Additional Information

Where can you find more information about us?

You can access the Company’s disclosure documents and any reports, statements or other information that we file with the Canadian securities authorities through the internet on the Canadian System for Electronic Data Analysis and Retrieval +, which is commonly known by the acronym SEDAR+ and which may be accessed at www.sedarplus.ca. SEDAR+ is the Canadian equivalent of the SEC’s Electronic Document Gathering Analysis and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

Additional information on the Company may be found on the Company’s website at greenfireres.com.

The Company is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, the Company also files certain reports with and furnishes other information to the SEC. You may read any document we file with or furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.

Additional information on the Company may be found on the Company’s website at www.greenfireres.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The Company will file the Registration Statement with the SEC. This Circular, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Circular but contained in the Registration Statement will be available on the SEC’s website at www.sec.gov.

The following documents will be filed with the SEC as part of the Registration Statement of which the Circular forms a part: (i) the Standby Purchase Agreement; (ii) the press release dated November 5, 2025 announcing the launch of the Offering; and (iii) the powers of attorney. Shareholders in the U.S. are encouraged to read the Registration Statement, including exhibits, carefully and in their entirety.

Material Facts and Material Changes

There is no material fact or material change about the Company that has not been generally disclosed.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favor, the Company may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of the Company, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of the Company, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). Under subsection 124(3.1) of the ABCA, the Company may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (a) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (b) (i) the person acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

As permitted by the ABCA, the Company’s Bylaws require the Company to indemnify directors or officers of the Company, former directors or officers of the Company or other individuals who, at the Company’s request, act or acted as directors or officers or in a similar capacity of another entity of which the Company is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the Company’s Bylaws require that indemnification be subject to the ABCA, any indemnification that the Company provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

The Company may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office with the Company or a related body corporate..

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

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EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit Number	Description

4.1*	Standby Purchase Agreement dated November 5, 2025.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)  At the time of filing this Form F-10, the Registrant shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on the 5th day of November, 2025.

GREENFIRE RESOURCES LTD.

By:	/s/ Colin Germaniuk
Name:	Colin Germaniuk
Title:	President

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Colin Germaniuk and Travis Belak, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Colin Germaniuk	President	November 5, 2025
Colin Germaniuk	(principal executive officer)

/s/ Travis Belak	Vice President, Finance	November 5, 2025
Travis Belak	(principal financial and accounting officer)

/s/ Adam Waterous	Chairman and Executive Director	November 5, 2025
Adam Waterous

/s/ Tom Ebbern	Lead Director	November 5, 2025
Tom Ebbern

/s/ Henry Hager	Director	November 5, 2025
Henry Hager

/s/ Brian Heald	Director	November 5, 2025
Brian Heald

/s/ Andrew Kim	Director	November 5, 2025
Andrew Kim

/s/ David Knight Legg	Director	November 5, 2025
David Knight Legg

/s/ David Roosth	Director	November 5, 2025
David Roosth

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Greenfire Resources Ltd. in the United States, on November 5, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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